                           EXHIBIT 10.65

                       EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective the
27th day of February, 1995 by and between BRENDLE'S INCORPORATED, a North Carolina corporation ("Brendle's"), and JOSEPH M. McLEISH, (the "Executive").

                       W I T N E S S E T H:

     WHEREAS, Executive was employed by Brendle's on February 27,
1995, and the parties desire to cause the terms and conditions of such employment relationship to be reduced to writing as set forth herein;

     WHEREAS, Executive is a very valued Executive employee of Brendle's, and the parties desire to continue such employment in accordance with the terms and conditions set forth in this Employment Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

     1. Employment and Duties. Brendle's hereby employs Executive on the terms and conditions contained herein and Executive accepts such employment with Brendle's in the office and capacity of President and Chief Executive Officer, or in such other position of the same or greater stature as Brendle's may direct or desire, subject at all times to the control of the Brendle's Board of Directors (the "Board"). Executive shall perform such other or additional duties as shall reasonably be assigned to him from time to time by the Board, which duties shall be those customarily performed by a corporate officer having executive responsibilities in a business similar to Brendle's.

     2. Extent of Services. Executive shall devote his entire attention and energy to the business and affairs of Brendle's on a full-time basis and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, unless the Board otherwise consents. This provision shall not be construed as preventing Executive from investing his assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of the companies in which such investments are made. Executive shall use his best efforts, skills and abilities to promote the interest of Brendle's, and, subject to Paragraph 1, will perform such duties as are assigned to him by the Board. Full-time, as used above, shall mean a minimum forty (40) hour work week.

     3. Term. The term of this Agreement shall commence on February 27, 1995, and shall thereafter continue until terminated as herein provided. Unless this Agreement is earlier terminated in accordance with the terms hereof, the term of this Agreement shall be renewed for new two (2) year periods on January 1st of each year, and shall be automatically extended by one additional calendar quarter successively on the first day of each calendar quarter thereafter. The term of this Agreement shall be subject to the following conditions and limitations:

          a.   Termination by Brendle's for Cause or Material
     Breach:

               (1) Brendle's may terminate this Agreement at any time for Cause or Material Breach hereof by Executive.
          As used herein, "Cause" is defined to mean:

                    (i)  any act of fraud, misappropriation,
               embezzlement or like act of dishonesty;,

                    (ii) conviction of a felony involving moral
               turpitude;

                    (iii) material failure to perform the services
               and duties described herein (except in the case of death or disability), material violation of any of the provisions set forth herein, or material breach of any fiduciary duty to Brendle's, if the material failure, violation or breach unreasonably continues after thirty (30) days written notice thereof is given to Executive by Brendle's;

                    (iv) if Executive is guilty of gross
               misconduct, misfeasance or malfeasance in connection with his employment hereunder which shall include, but not be limited to, excessive absences from work, failure to follow reasonable directives from the Board, neglect of duty, negligence, disloyalty, dishonesty, intemperance, immorality, disobedience of Brendle's rules, disrespect, unnecessarily endangering, damaging or destroying life or property, or similar conduct injurious to Brendle's; or

                    (v)  other behavior which adversely reflects
               on the reputation of Brendle's such as substance abuse, public intoxication, etc.

                    As used herein "Material Breach" is defined to mean a material violation of any of the provisions and conditions set forth herein. In the event of termination for Cause or Material Breach by Executive, Brendle's shall continue to pay Executive his then current salary for thirty (30) days following the date of the delivery of the notice of termination, which date shall be for all purposes of this Agreement, the date of termination of his employment.

          b. Disability: In the event that Executive becomes unable to perform any essential function of his job duties with or without reasonable accommodation, Brendle's may terminate his employment by furnishing him notice of such termination, and Brendle's shall be obligated to pay Executive his then existing salary on a monthly basis for a period of six (6) months from the date that the Executive becomes disabled as defined herein.

          c. Death: If Executive shall die during the term of this Agreement, thereupon his employment shall terminate, and Brendle's shall pay to his estate his then current salary on a monthly basis for a period of three (3) months commencing on the first of the month following the date of his death and shall also pay a pro-rated bonus in accordance with paragraph 4(b) below based on the performance of the Company for that portion of the fiscal year preceding the date of death of Executive.

          d. Early Retirement: Brendle's currently does not have an early retirement policy, and, therefore, no rights to early retirement shall obtain for Executive.

          e. Severance Payment: In the event Brendle's terminates or attempts to terminate this Agreement or Executive's employment with Brendle's or its subsidiaries is terminated for any reason other than (1) Executive voluntarily terminating his employment, or (2) as specifically permitted or delineated in this Agreement, Executive shall be entitled to a lump sum severance payment equal to two-years' salary as then in effect. The lump sum payment shall be made within sixty (60) days of said termination of employment. Notwithstanding the foregoing, in the event the Company consummates a transaction (whether by sale, merger or other business combination) which results in a change in the majority control of the Company, Executive shall have the right, at his sole option, to continue his employment or to terminate this Agreement and receive a lump sum severance payment equal to two (2) years salary as in effect as of the date of the consummation of the transaction giving rise to the change in control. Any such election shall be made by Executive by giving written notice to the Board of Directors, at least thirty (30) days in advance of his anticipated termination date.

     4. Salary, Other Compensation and Benefits. As compensation for the services to be rendered by Executive to Brendle's pursuant to this Agreement, Executive shall be paid the following compensation and shall receive the following benefits:

          a. Salary: Executive's annual salary shall be ONE HUNDRED SEVENTY-FIVE THOUSAND AND 00/100 DOLLARS ($175,000.00), subject to change from time to time as approved by the Board. Such salary shall be payable in accordance with Brendle's regular payroll procedures. In the event that Brendle's adopts a plan whereby all of its executive officers are required to take pro rata reductions in annual salary, Executive's annual salary shall be reduced in accordance with such plan. In the event Executive receives any periodic payments representing lost compensation under any health, disability, accident and/or salary continuation insurance policy, the premiums for which have been paid by Brendle's, the amount of salary that Executive would be entitled to receive from Brendle's shall be decreased by the amount of such payments.

          b. Bonus: In addition to Executive's salary as described above, for each of Brendle's fiscal years during the term of this Agreement, Executive shall receive incentive compensation based upon the formula set forth on "Exhibit A" attached hereto and made a part hereof. Such bonus shall be paid in cash in a lump sum no later than thirty (30) days following the determination of the incentive compensation amount. The formula incentive compensation amount as determined pursuant to Exhibit A shall be subject to review and modification for all fiscal years subsequent to the year in which this Employment Agreement is entered. The Board of Directors may make such modifications as they deem appropriate and such modifications shall be in their sole discretion.

          c. Relocation Expenses: Executive shall be entitled to relocation expenses in an amount not to exceed $10,000.00.
     Alternatively, the Company may pay a monthly amount to Executive as a rental allowance which amount shall not exceed $600.00 per month for a period of twelve (12) months.

          d. Automobile Expenses: Executive shall be entitled to receive an amount equal to $15,300.00, which shall be paid within in thirty (30) days of the date of execution of this Employment Agreement for use by Executive of his personal automobile in furtherance of his duties as President and Chief Executive Officer of Brendle's. There shall be no future amounts paid for such use and Brendle's shall not provide a Company car to Executive, however, Executive shall be entitled to reimbursement at the rate of 27(cents) per mile (subject to periodic adjustment by the Board) for automobile expenses incurred in the performance of his duties as President and Chief Executive Officer.

          e. Life Insurance: Brendle's shall provide Executive with a policy of life insurance which provides for $500,000 of coverage. Executive shall submit to any medical or other examinations and execute and deliver any application or other instrument reasonably necessary to effectuate the procurement of such insurance.

          f. Expenses: Executive shall be entitled to reimbursement for all reasonable travel and other business expenses incurred by him in the performance of services under this Agreement upon presentation of expense statements or vouchers and such other supporting information as Brendle's may reasonably request.

          g. Other Compensation: In the discretion of the Board, Executive may be entitled to receive additional compensation in excess of Executive's salary. Subject to the terms of any of Brendle's employee benefit plans, agreements and arrangements, Executive shall be entitled to participate in the major medical, hospitalization, vacation, sick leave or disability, pension or retirement, profit-sharing, stock-based incentive and other fringe benefit plans maintained by Brendle's for the benefit of employees of Brendle's in like positions of responsibility as Executive.

     5.   Covenant Not to Compete:

          a. Covenant: During the term of this Agreement and for a two year period after the Executive's employment with the Corporation has been terminated by either party, the Executive will not directly or indirectly:

               (1)  enter into or attempt to enter into the
          "Restricted Business" (as defined below) in the states of North Carolina or South Carolina or within a fifty (50) mile radius of any Brendle's store location existing as of the effective date hereof or the date of termination of employment in any state other than North Carolina or South Carolina;

               (2) induce or attempt to persuade any former, current or future employee, agent, manager, consultant, director, or other participant in the Corporation's business to terminate such employment or other relationship in order to enter into any relationship with the Executive, any business organization in which the Executive is a participant in any capacity whatsoever, or any other business organization in competition with the Corporation's business; or

               (3) use contracts, proprietary information, trade secrets, confidential information, customer lists, mailing lists, goodwill, or other intangible property used or useful in connection with the Corporation's business.

          b. Indirect Activity: The term "indirectly," as used in this paragraph 5, includes acting as a paid or unpaid director, officer, agent, representative, employee of, or consultant to any enterprise, or acting as a proprietor of an enterprise, or holding any direct or indirect participation in any enterprise as an owner, partner, limited partner, joint venturer, shareholder, or creditor.

          c. Restricted Business: The term "Restricted Business" means the retail sale of general hard goods merchandise and/or catalogue-showroom sales of hard good merchandise. In addition, the Executive may own not more than five percent of the outstanding equity securities of a corporation that is engaged in the Restricted Business if the equity securities are listed for trading on a national stock exchange or are registered under the Securities Exchange Act of 1934.

     6. Confidential Information and Discoveries: Executive agrees that all information of a technical or business nature such as know-how, trade secrets, secret business information, plans, data, processes, techniques, customer information, inventions, discoveries, formulae, patterns, devices, etc., except such information and skills generally known in Brendle's trade and business, information made public by Brendle's or generally of a public nature, and knowledge of Executive not constituting a trade secret (the "Confidential Information"), acquired by Executive in the course of his employment by Brendle's, is a valuable business property right of Brendle's. Executive agrees that such Confidential Information, whether in written, verbal or model form, shall not be disclosed to anyone outside the employment of Brendle's without the express written authorization of Brendle's. The Confidential Information shall include, without limitation, vendor lists and records, customer lists, business policies, business methods, financial information and any other similar material of any kind relating to the business of Brendle's.

     Any and all improvements, inventions, discoveries, formulae or processes materially related to Brendle's business which Executive may conceive or make during his regular working hours or otherwise shall be the sole and exclusive property of Brendle's and Executive will disclose the same to Brendle's and will, whenever requested by Brendle's to do so (either during the term of this Agreement or thereafter), execute and assign any and all applications, assignments and/or other instruments and do all things which Brendle's may deem necessary or appropriate in order to apply for, obtain, maintain, enforce and defend patents, copyrights, trademarks or other forms of protection, or in order to assign and convey or otherwise make available to Brendle's the sole and exclusive right, title and interest in and to said improvements, inventions, discoveries, formulae, processes, applications or patents.

     No provision in this Agreement is intended to require assignment of any of Executive's rights in an invention if no equipment, supplies, facilities or trade secret information of Brendle's was used, the invention was developed entirely on Executive's own time, the invention does not materially relate to the business of Brendle's or to Brendle's actual or demonstrably anticipated research or development, and does not result from any work performed by Executive for Brendle's.

     7. Enforcement: Both parties recognize that the services to be rendered under this Agreement by Executive are special, unique and of extraordinary character and that in the event of the breach by Executive of any of the terms and conditions of this Agreement to be performed by him, then Brendle's shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach hereof, or to enjoin Executive from performing acts prohibited hereby, but nothing herein contained shall be construed to prevent such other remedy in the courts as Brendle's may elect to invoke.

     8. Return of Documents and Equipment: Upon the termination of this Agreement, Executive shall forthwith return and deliver to Brendle's and shall not retain any original or copies of any books, papers, price lists or vendor contracts, bids or customer lists, files, books of account, notebooks and other documents, data relating to the performance of services rendered by Executive hereunder or any equipment, all of which materials are hereby agreed to be the property of Brendle's.

     9. Resignation upon Termination: In the event of termination of this Agreement other than by death, Executive hereby agrees to resign from all positions held with Brendle's, including without limitation, any position as a director, officer, agent, trustee or consultant of Brendle's or any affiliate of Brendle's.

    10.   Miscellaneous:

          a. Notices: Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive or Brendle's at the address set forth below their signatures at the end of this Agreement or to such other address as they shall notify each other in writing.

          b. Assignment: This Agreement shall be binding upon and inure to the benefit of Brendle's and its successors and assigns and Executive and his personal representatives, heirs, legatees and beneficiaries, but shall not be assignable by Executive.

          c. Applicable Law: This Agreement shall be construed in accordance with the laws of the State of North Carolina in every respect, including without limitation, validity, interpretation and performance.

          d. Headings: Section headings and numbers herein are included for convenience of reference only and this Agreement is not to be construed with reference thereto. If there be any conflict between such numbers and headings and the text hereof, the text shall control.

          e. Severability: If for any reason any portion of this Agreement shall be held invalid or unenforceable, it is agreed that the same shall not affect the validity or enforceability of the remainder hereof.

          f. Entire Agreement: This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes all previous agreements between the parties. No director, officer, employee or representative of Brendle's has any authority to make any representations or promises in connection with this Agreement or the subject matter hereof that is not contained herein, and Executive represents and warrants that he has not executed this Agreement in reliance upon any such representation or promise. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

          g. Waiver of Breach: The waiver by a party hereto of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver of any subsequent breach by such party.

          h. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

          i. Implied Terms: The terms, conditions, obligations and duties expressed in this Agreement are in addition to any duties and obligations implied in law to an employment relationship except where any expressed condition is contrary to the implied condition and in which case, the express condition will apply and control.

          j. Effective Date: For all purposes, this Agreement shall be effective as of February 27, 1995.

     IN WITNESS WHEREOF, Brendle's has caused this Agreement to be executed by its duly authorized officer and Executive has signed this Agreement all on the day and year first above written.

BRENDLE'S INCORPORATED             EXECUTIVE:


By:                                                By: (Signature of Joseph M. McLeish appears here)    (SEAL)
(Signature of David R. Renegar V.P. appears here)              Joseph M. McLeish

                                  9

                               EXHIBIT A


     Executive shall be entitled to incentive compensation based on the formula set forth below. This formula shall be subject to review and modification annually by the Board of Directors.

     Executive shall be entitled to incentive compensation for the fiscal year ending February 2, 1996 ("Fiscal 1996") in an amount which shall not be less than $25,000 nor more than $75,000 upon the achievement of "planned profitability." Planned profitability shall mean for Fiscal 1996 earnings before interest, depreciation and amortization of $2,300,000 ("EBIDA Earnings"). Upon determination by the Company's accountants of EBIDA Earnings of $2,300,000 for Fiscal 1996, the Executive shall be entitled to incentive compensation in the amount of $25,000. If the determination of EBIDA Earnings is equal to or greater than Four Million and 00/100 Dollars ($4,000,000.00), for Fiscal 1996, then Executive shall be entitled to incentive compensation in the amount of Seventy-Five Thousand and 00/100 Dollars ($75,000.00). If the determination of EBIDA Earnings for Fiscal 1996 is greater than $2,300,000 but less than Four Million and 00/100 Dollars ($4,000,000.00) then Executive shall be entitled to incentive compensation in a pro rata amount between Twenty-five Thousand and 00/100 ($25,000.00) and Seventy-Five Thousand and 00/100 Dollars ($75,000.00) based on the relation to the amount of EBIDA Earnings achieved between $2,300,000 and Four Million and 00/100 Dollars ($4,000,000.00).

     Each year hereafter, the Board shall set the level of planned profitability for the fiscal year, which will be reduced to writing, attached hereto, and shall govern the Executive's incentive compensation as hereinabove outlined.